Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $1,075,000 Autocallable S&P 500® Futures Volatility Plus Daily Risk Control Index-Linked Notes due 2029 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The notes will mature on the stated maturity date (November 30, 2029) unless they are automatically called on any call observation date commencing in November 2025. Your notes will be automatically called on a call observation date if the closing level of the S&P 500® Futures Volatility Plus Daily Risk Control Index on such date is greater than or equal to the initial index level of 846.67 (which is an intra-day level or the closing level of the index on the trade date), resulting in a payment on the corresponding call payment date for each $1,000 face amount of your notes equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. The call observation dates, call payment dates and the applicable call premium amount for each call payment date are specified on page PS-4 of this pricing supplement.

The index is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target, subject to a minimum exposure of 100% and a maximum exposure of 200%. Because the index is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index, the index will be more volatile than the S&P 500® Futures Excess Return Index and daily changes in the level of the S&P 500® Futures Excess Return Index will necessarily have a greater impact on the index than the S&P 500® Futures Excess Return Index, which does not contain a leverage component. As a result, there will be a greater risk you will receive less than the face amount of your notes at maturity, including the risk of losing a significant portion of your investment in the notes, as compared to notes linked to the S&P 500® Futures Excess Return Index, assuming all other terms remained the same. In addition, your notes may have a greater risk of being automatically called prior to the stated maturity date, as compared to otherwise comparable notes linked to an index that does not contain a leverage component. Further, the S&P 500® Futures Excess Return Index tracks the performance of E-mini S&P 500 futures contracts, not the S&P 500® Index. Generally, the return on an investment in a futures contract is correlated with, but not the same as, the return on buying and holding the securities underlying such contract. See “Additional Risk Factors Specific to Your Notes” on page PS-12.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the index as measured from the trade date (November 22, 2024) to and including the determination date (November 23, 2029).

If the final index level on the determination date is greater than or equal to the initial index level, the return on your notes will be positive and you will receive the maximum settlement amount of $1,462.54) for each $1,000 face amount of your notes. If the final index level declines by up to 15% from the initial index level, you will receive the face amount of your notes.

If the final index level declines by more than 15% from the initial index level, the return on your notes will be negative.

The return on your notes is capped. If the notes are automatically called, the maximum payment you would receive for each $1,000 face amount of your notes is equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. If your notes are not automatically called, the maximum payment you would receive on the stated maturity date for each $1,000 face amount of your notes is $1,462.54.

If your notes are not automatically called on any call observation date, we will determine your payment at maturity by calculating the index return, which is the percentage increase or decrease in the final index level from the initial index level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the index return is positive or zero (the final index level is greater than or equal to the initial index level), the maximum settlement amount of $1,462.54;
•
if the index return is negative but not below -15% (the final index level is less than the initial index level, but not by more than 15%), $1,000; or
•
if the index return is negative and is below -15% (the final index level is less than the initial index level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the index return plus 15% times (b) $1,000. You will receive less than the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $932 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	November 27, 2024	Original issue price:	100% of the face amount
Underwriting discount:	4% of the face amount	Net proceeds to the issuer:	96% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 16,662 dated November 22, 2024.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $932 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $28 per $1,000 face amount).

Prior to February 22, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through February 21, 2025). On and after February 22, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●
General terms supplement no. 8,999 dated February 13, 2023
●
November 2024 S&P 500® Futures Volatility Plus Daily Risk Control Index supplement dated November 20, 2024
●
Underlier supplement no. 41 dated September 20, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40058FRY1 / US40058FRY15

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the S&P 500® Futures Volatility Plus Daily Risk Control Index (current Bloomberg symbol: “SPXFVPRE Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Reference equity index: with respect to the S&P 500® Futures Volatility Plus Daily Risk Control Index, the S&P 500® Index

Face amount: $1,075,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•
if the final underlier level is greater than or equal to the initial underlier level, (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount;
•
if the final underlier level is greater than or equal to the buffer level but the final underlier level is less than the initial underlier level, $1,000; or
•
if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the underlier return plus the buffer amount times (b) $1,000

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount specified under “Call observation dates” below

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of the underlier is greater than or equal to the initial underlier level

Initial underlier level: 846.67, which is an intra-day level or the closing level of the underlier on the trade date

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “ — Consequences of a market disruption event or non-trading day” and “ — Discontinuance or modification of the underlier” below

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Buffer level: 85% of the initial underlier level

Buffer amount: 15%

Call premium amount: with respect to any call payment date, the applicable call premium amount specified in the table set forth under “Call observation dates” below

Maturity date premium amount: 46.254%

Trade date: November 22, 2024

Original issue date: November 27, 2024

Determination date: November 23, 2029, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date: November 30, 2029, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates: the dates specified as such in the table below, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, such call observation date will be the first following trading day on which the calculation agent determines that no market disruption event occurs or is continuing. In no event, however, will a call observation date be postponed to a date later than the originally scheduled corresponding call payment date or, if the originally scheduled corresponding call payment date is not a business day, later than the first business day after such originally scheduled call payment date. On such last possible call observation date applicable to the relevant call payment date, if a market disruption event occurs or is continuing or if such last possible day is not a trading day, that day will nevertheless be the call observation date.

Call Observation Dates	Call Payment Dates	Call Premium Amount*
November 24, 2025	December 2, 2025	9.2508%
December 22, 2025	December 30, 2025	10.0217%
January 22, 2026	January 29, 2026	10.7926%
February 23, 2026	March 2, 2026	11.5635%
March 23, 2026	March 30, 2026	12.3344%
April 22, 2026	April 29, 2026	13.1053%
May 22, 2026	June 1, 2026	13.8762%
June 22, 2026	June 29, 2026	14.6471%
July 22, 2026	July 29, 2026	15.418%
August 24, 2026	August 31, 2026	16.1889%
September 22, 2026	September 29, 2026	16.9598%
October 22, 2026	October 29, 2026	17.7307%
November 23, 2026	December 1, 2026	18.5016%
December 22, 2026	December 30, 2026	19.2725%
January 22, 2027	January 29, 2027	20.0434%
February 22, 2027	March 1, 2027	20.8143%
March 22, 2027	March 29, 2027	21.5852%
April 22, 2027	April 29, 2027	22.3561%
May 24, 2027	June 1, 2027	23.127%
June 22, 2027	June 29, 2027	23.8979%
July 22, 2027	July 29, 2027	24.6688%
August 23, 2027	August 30, 2027	25.4397%
September 22, 2027	September 29, 2027	26.2106%
October 22, 2027	October 29, 2027	26.9815%
November 22, 2027	November 30, 2027	27.7524%
December 22, 2027	December 29, 2027	28.5233%

January 24, 2028	January 31, 2028	29.2942%
February 22, 2028	February 29, 2028	30.0651%
March 22, 2028	March 29, 2028	30.836%
April 24, 2028	May 1, 2028	31.6069%
May 22, 2028	May 30, 2028	32.3778%
June 22, 2028	June 29, 2028	33.1487%
July 24, 2028	July 31, 2028	33.9196%
August 22, 2028	August 29, 2028	34.6905%
September 22, 2028	September 29, 2028	35.4614%
October 23, 2028	October 30, 2028	36.2323%
November 22, 2028	November 30, 2028	37.0032%
December 22, 2028	January 2, 2029	37.7741%
January 22, 2029	January 29, 2029	38.545%
February 22, 2029	March 1, 2029	39.3159%
March 22, 2029	March 29, 2029	40.0868%
April 23, 2029	April 30, 2029	40.8577%
May 22, 2029	May 30, 2029	41.6286%
June 22, 2029	June 29, 2029	42.3995%
July 23, 2029	July 30, 2029	43.1704%
August 22, 2029	August 29, 2029	43.9413%
September 24, 2029	October 1, 2029	44.7122%
October 22, 2029	October 29, 2029	45.4831%

* the applicable call premium amount will be set on the trade date.

Call payment dates: the dates specified as such in the table set forth under “— Call observation dates” above, or, if such day is not a business day, the next succeeding business day. If a call observation date is postponed as described under “— Call observation dates” above, the related call payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled call observation date to and including the actual call observation date.

Closing level: for any given trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day. Notwithstanding anything to the contrary provided under “— Discontinuance or modification of the underlier” below, if the closing level of the underlier becomes zero on any trading day, it will remain zero for the remainder of the term of this note (even if the underlier is discontinued and even if the underlier is restarted with a new base value).

Trading day: a day on which the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Underlier stocks: at any time, the stocks that comprise the reference equity index as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

•
a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the reference equity index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the reference equity index or to underlier stocks constituting 20% or more, by weight, of the reference equity index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
underlier stocks constituting 20% or more, by weight, of the reference equity index, or option or futures contracts, if available, relating to the reference equity index or to underlier stocks constituting 20% or more, by weight, of the reference equity index do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•
a decision to permanently discontinue trading in option or futures contracts relating to the reference equity index or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to the reference equity index or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the reference equity index or an underlier stock in the primary market for that stock or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to that underlier stock or those contracts, or
•
a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be a call observation date or the determination date, or such day is not a trading day, then such call observation date or the determination date will be postponed as described under “— Call observation dates” or “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the amount payable on a call payment date or the stated maturity date is not available on the last possible call observation date or the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), the calculation agent will nevertheless determine the closing level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or any other person or entity publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the call payment date or the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the amount payable on the applicable call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that (i) the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the closing levels of the underlier used to determine the amount payable on a call payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underlier.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the underlier on a call observation date and on the determination date could have on the amount of cash payable on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of the underlier will be on any day throughout the life of your notes, and no one can predict what the closing level of the underlier will be on a call observation date or on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-12 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Call premium amount	The applicable call premium amount for each call payment date is specified on page PS-4 of this pricing supplement
Buffer level	85% of the initial underlier level
Buffer amount	15%
Maturity date premium amount	46.254%
Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Payment on a Call Payment Date

The examples below show hypothetical payments that we would pay on a call payment date with respect to each $1,000 face amount of the notes if the closing level of the underlier is greater than or equal to the initial underlier level on the applicable call observation date. While there are forty-eight potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment dates.

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the underlier is greater than or equal to the initial underlier level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the first call observation date were determined to be 120% of the initial underlier level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 109.2508% of the face amount of your notes or $1,092.508 for each $1,000 of the face amount of your notes.

If, for example, the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of the underlier is less than the initial underlier level and on the second call observation date the closing level of the underlier is greater than or equal to the initial underlier level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the second call observation date were determined to be 135% of the initial underlier level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 110.0217% of the face amount of your notes or $1,100.217 for each $1,000 of the face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing level of the underlier is less than the initial underlier level), the amount in cash we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	146.254%
175.000%	146.254%
150.000%	146.254%
125.000%	146.254%
100.000%	146.254%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
75.000%	90.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

If, for example, the notes have not been automatically called on a call observation date and the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 40.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 60.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the notes have not been automatically called on a call observation date and the final underlier level were determined to be 200.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 146.254% of the face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, the cash settlement amount will be capped, and you will not benefit from any increase in the closing level of the underlier above the initial underlier level on the determination date.

The amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on a call observation date or the determination date, as the case may be, and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at the face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on a call observation date or the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, on a call payment date or the maturity date and the rate of return on the offered notes will depend on whether the notes are called and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 41 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 41 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the reference equity index. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “ — The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

The amount in cash you will receive on a call payment date, if any, will be paid only if the closing level of the underlier on the applicable call observation date is greater than or equal to the initial underlier level. Therefore, the closing level of the underlier on dates other than the call observation dates will have no effect on any amount paid in respect of your notes on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlier on the determination date. Therefore, for example, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop. Although the actual closing level of the underlier on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing level of the underlier on the call observation dates or the determination date, you will not benefit from the closing levels of the underlier at any time other than on the call observation dates or on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. Assuming your notes are not automatically called on any call observation date, the cash settlement amount on your notes on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of the underlier return plus the buffer amount times (ii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the closing level of the underlier on each of the call observation dates, the amount in cash you may receive on a call payment date is capped. Even if the closing level of the underlier on a call observation date exceeds the initial underlier level, causing the notes to be automatically called, the amount in cash payable on the call payment date will be capped, and you will not benefit from any increases in the closing level of the underlier above the initial underlier level on any call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call premium amount. In addition, the cash settlement amount you may receive on the stated maturity date is capped due to the maturity date premium amount.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if the closing level of the underlier on the corresponding call observation date is greater than or equal to initial underlier level. Therefore, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the level of the underlier;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
•
the dividend rates of the underlier stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and

•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount in cash that you may be paid on your notes on a call payment date or the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Additional Risks Related to the Underlier

Notwithstanding That the Title of the Underlier Includes the Phrase “Risk Control,” the Underlier May Decrease Significantly More or Increase Significantly Less Than the S&P 500® Futures Excess Return Index

The underlier is intended to provide investors with leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target. The dynamic volatility target is the applicable realized volatility of the S&P 500® Futures Excess Return Index plus 10%. Therefore, the underlier is not designed to target a fixed realized volatility target, nor is it designed to target a realized volatility that is lower than that of the S&P 500® Futures Excess Return Index. Further, the expected performance of the underlier is not taken into account when calculating the amount of leveraged exposure and therefore the leverage factor may be high during a falling stock market and may be low during a rising stock market. Therefore, although the title of the underlier includes the phrase “Risk Control,” the future returns of the underlier are actually more uncertain, and therefore riskier than, the S&P 500® Futures Excess Return Index and your notes are riskier than, and will not necessarily have better returns than, notes linked to the S&P 500® Futures Excess Return Index. See “Comparative Performance of the S&P 500® Futures Volatility Plus Daily Risk Control Index and the S&P 500® Futures Excess Return Index” below for a comparison of the hypothetical and historical performance of the underlier relative to the S&P 500® Futures Excess Return Index.

There Is No Assurance that Calculating Realized Volatility as the Average of Short-Term Volatility and Long-Term Volatility Is the Best Way to Measure Realized Volatility

With regard to the underlier, “realized volatility” is a measurement of variations in the historical daily returns of the S&P 500® Futures Excess Return Index from the day that is two index calculation days before the base date of the underlier (February 5, 1998) to the day that is two index calculation days before the current index calculation day (the leverage factor that is calculated on this index calculation day will be used to calculate the level of the underlier on the following index calculation day). As a result, the measurement period for realized volatility will always have the same start date and will continue to get longer with each new index calculation day. Realized volatility is calculated as the average of short-term volatility and long-term volatility. When the volatility of the S&P 500® Futures Excess Return Index increases (or decreases), short-term volatility will increase (or decrease) more quickly than long-term volatility. There is no assurance that calculating realized volatility in this manner is the best way to measure realized volatility. For example, it is possible that exclusively relying on short-term volatility or long-term volatility or on the greater of or lesser of short-term volatility and long-term volatility is a more reliable way to measure realized volatility. Further, if realized volatility were calculated in a different manner, the underlier would perform differently, including potentially having higher returns.

The Underlier Will Not Reflect the Most Current Volatility of the S&P 500® Futures Excess Return Index

The underlier is rebalanced using a leverage factor at the close of each index calculation day in order to adjust its exposure to the S&P 500® Futures Excess Return Index based on the applicable realized volatility of the S&P 500® Futures Excess Return Index. Although the underlier is rebalanced at the close of each index calculation day, because of how the leverage factor is calculated, there is a lag of two index calculation days between the measurement of realized volatility of the S&P 500® Futures Excess Return Index and the calculation of the leverage factor. Therefore, on any given index calculation day (“T”), the leverage factor that determines the underlier’s exposure to the S&P 500® Futures Excess Return Index for the following index calculation day (“T+ 1”) will be based on the realized volatility of the S&P 500® Futures Excess Return Index from two index calculation days prior to the index calculation day (“T - 2”). Due to this lag and the fact that realized volatility can fluctuate significantly during this period, and even during a single day, the leverage factor will not reflect the realized volatility of the S&P 500® Futures Excess Return Index as of the rebalancing day. As a result, the underlier may have greater exposure to the S&P 500® Futures Excess Return Index when the level of the S&P 500® Futures Excess Return Index is decreasing than it would have had if the leverage factor were calculated based on more current levels of realized volatility.

The Relative Performance of the Underlier As Compared to the S&P 500® Futures Excess Return Index Cannot Be Predicted

The underlier is rebalanced to the applicable leverage factor at the close of each index calculation day. The effect of daily rebalancing is that the underlier performance over a period spanning more than one index calculation day will depend on the daily leveraged returns of the S&P 500® Futures Excess Return Index for each index calculation day during the period. Therefore, over such longer periods, the performance of the underlier will differ from the performance of the S&P 500® Futures Excess Return Index by an unpredictable factor. For example, consider a hypothetical 2-day period during which the S&P 500® Futures Excess Return Index decreases by 5.00% on day-1 and increases by 5.00% on day-2. The S&P 500® Futures Excess Return Index over the hypothetical 2-day period will lose 0.25% in value. If the leverage factor is 200% on each day during the period, the underlier level will decrease by 10.00% on day-1 and then increase by 10.00% on day-2, resulting in a period loss of -1.00%, or four times the period loss for the S&P 500® Futures Excess Return Index.

The Underlier is Subject to Risks Associated With Leveraged Exposure and There Is a Greater Risk You Will Receive Less than the Face Amount of Your Notes Relative to Notes Linked to the S&P 500® Futures Excess Return Index, Assuming All Other Terms Remain the Same

The underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target. Because the underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index, the underlier will be more volatile than the S&P 500® Futures Excess Return Index and daily changes in the level of the S&P 500® Futures Excess Return Index will necessarily have a greater impact on the underlier than the S&P 500® Futures Excess Return Index, which does not contain a leverage component.

The examples below illustrate the effect of the leverage factor calculated on any given index calculation day (“T”) on the level of the underlier for the following index calculation day (“T+ 1”). In particular, as the examples below demonstrate, any decrease in the level of the S&P 500® Futures Excess Return Index will result in a greater decrease in the level of the underlier. As a result, there will be a greater risk you will receive less than the face amount of your notes at maturity, including the risk of losing a significant portion of your investment in the notes, as compared to notes linked to the S&P 500®

Futures Excess Return Index (which does not contain a leverage component), assuming all other terms remained the same. These examples are not exhaustive, and are based on assumptions that are entirely hypothetical and should not be taken as an indication or prediction of future performance of the S&P 500® Futures Excess Return Index or the underlier. The percentages in Column A represent the hypothetical realized volatility of the S&P 500® Futures Excess Return Index on index calculation day (“T - 2”). The percentages in Column B represent the hypothetical dynamic volatility target on index calculation day (“T”), which equals the sum of Column A plus 10%, and will be applied to the index calculation on the following index calculation day (“T + 1”). The percentages in Column C represent the hypothetical leverage factor on index calculation day (“T”), which equals the quotient of the percentage in Column B divided by the percentage in Column A, subject to a minimum leverage factor of 100% and a maximum leverage factor of 200%, and will be applied to the index calculation on the following index calculation day (“T + 1”). The amounts in Column D represent the hypothetical S&P 500® Futures Excess Return Index percentage change on index calculation day (“T + 1”), which equals the quotient of (i) the closing level for the S&P 500® Futures Excess Return Index on index calculation day T + 1 minus the closing level for the S&P 500® Futures Excess Return Index on index calculation day (“T”) divided by (ii) the closing level for the S&P 500® Futures Excess Return Index on index calculation day T, expressed as a percentage. The amounts in Column E represent the hypothetical underlier percentage change on index calculation day (“T + 1”), which equals the product of the percentage in Column C times the percentage in Column D, expressed as a percentage.

	Column A	Column B	Column C	Column D	Column E
Example	Hypothetical Realized Volatility of the S&P 500® Futures Excess Return Index On T - 2	Hypothetical Dynamic Volatility Target On T (Column A + 10%)	Hypothetical Leverage Factor On T (Column B / Column A, Subject to a Minimum of 100% and a Maximum of 200%)	Hypothetical S&P 500® Futures Excess Return Index Percentage Change On T + 1	Hypothetical Underlier Percentage Change On T + 1 (Column C × Column D)
#1	50%	60%	120%	-10%	-12%
#2	20%	30%	150%	-10%	-15%
#3	5%	15%	200%*	-10%	-20%

* a maximum leverage factor of 200% applies.

There Is No Guarantee that the Underlier Will Achieve the Volatility Target

The exposure of the underlier to the S&P 500® Futures Excess Return Index is subject to a maximum leverage factor of 200%, which may limit the ability of the underlier to fully achieve the dynamic volatility target, if achieving the dynamic volatility target would require a leverage factor in excess of 200%. Therefore, there is no guarantee that the underlier will achieve the dynamic volatility target.

The Underlier Will Have Leveraged Exposure to the S&P 500® Futures Excess Return Index in Falling Stock Markets

The underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target. Therefore, in a falling stock market the underlier will be exposed to more than 100% of the losses in the S&P 500® Futures Excess Return Index and the underlier will likely experience lower returns than the S&P 500® Futures Excess Return Index.

The Underlier Has a Limited Operating History

The notes are linked to the performance of the underlier, which was launched on April 25, 2022. Because the underlier has no live underlier level history prior to that date, limited live historical underlier level information will be available for you to consider in making an independent investigation of the underlier performance, which may make it difficult for you to make an informed decision with respect to the notes.

The hypothetical performance data prior to the launch of the underlier on April 25, 2022 refers to simulated performance data created by applying the underlier's calculation methodology to historical prices of the underlier stocks that comprise the S&P 500® Index. Such simulated hypothetical performance data has been produced by the retroactive application of a back-tested methodology. No future performance of the underlier can be predicted based on the simulated hypothetical performance data or the historical underlier performance information described herein.

If the Closing Level of the Underlier Becomes Zero or Negative, the Closing Level of the Underlier Will Remain Zero, Which Would Adversely Impact the Amount Payable on Your Notes and You May Lose a Substantial Portion of Your Investment in the Notes

The underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target, which means that any decrease in the level of the S&P 500® Futures Excess Return Index will result in a larger decrease in the level of the S&P 500® Futures Volatility Plus Daily Risk Control Index. If the closing level of the underlier becomes zero or negative on any trading day, the underlier sponsor may discontinue or restart the underlier. Regardless of whether the underlier sponsor discontinues or restarts the underlier and notwithstanding anything to the contrary provided under “Terms and Conditions — Discontinuance or modification of the underlier” above, the closing level of the underlier will remain zero for the remainder of the term of your notes (even if the underlier is discontinued and even if the underlier is restarted with a new base value). Thus, you will lose a substantial portion of your investment in the notes.

Under Certain Circumstances, Your Notes May Have a Higher Risk of Automatic Redemption Than Notes Linked to the S&P 500® Futures Excess Return Index

We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of the underlier is greater than or equal to the initial underlier level. The underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target, subject to a minimum exposure of 100% and a maximum exposure of 200%. Because the underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index, the underlier will be more volatile than the S&P 500® Futures Excess Return Index and daily changes in the level of the S&P 500® Futures Excess Return Index will necessarily have a greater impact on the underlier than the S&P 500® Futures Excess Return Index, which does not contain a leverage component. As a result, under certain circumstances, your notes may have a greater risk of being automatically called prior to the stated maturity date, as compared to notes linked to the S&P 500® Futures Excess Return Index (which does not contain a leverage component), assuming all other terms remained the same. Therefore, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Linking to an Equity Futures Contract Is Different From Linking to the Reference Equity Index

The underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target, which means that any decrease in the level of the S&P 500® Futures Excess Return Index will result in a larger decrease in the level of the S&P 500® Futures Volatility Plus Daily Risk Control Index. The S&P 500® Futures Excess Return Index is linked to the E-mini S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange. Consequently, the return on your notes will be related to the performance of an equity futures contract and not the reference equity index. On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the expected dividend yields of any stocks that comprise such underlying asset, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset. Purchasing an equity futures contract is similar to borrowing money to buy the underlying asset of such futures contract because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, the underlier is expected to reflect not only the performance of the reference equity index, but also the implicit financing cost in the E-mini S&P 500 futures contract, among other factors. Such implicit financing cost will adversely affect the level of the underlier. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the level of the underlier and, therefore, the value of and return on the notes.

The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your notes may underperform a similar investment that more directly reflects the return on the reference equity index.

Negative Roll Yields Will Adversely Affect the Level of the Underlier Over Time and Therefore the Amount Payable on the Notes

The underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target. The S&P 500® Futures Excess Return Index is linked to the E-mini S&P 500 futures contract rather than the reference equity index. Futures contracts normally specify a certain date for cash settlement of a financial future (such as a futures contract on a securities index) or delivery of the underlying physical commodity for a deliverable future. As the exchange-traded futures contract that comprises the underlier approaches expiration, it is replaced by a similar contract that has a later expiration. Thus, for example, a futures contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December may be replaced by a contract for delivery in March. This process is referred to as “rolling.”

As a futures contract approaches expiration, its value will generally approach the spot price of its underlying asset because by expiration it will closely represent a contract to buy or sell such underlying asset for immediate delivery. If the market for a futures contract is in “contango,” where the price of the futures contract with a later expiration date during a rolling period is higher than the spot price of its underlying asset, then the value of such futures contract would tend to decline over time (assuming the spot price and other relevant factors remain unchanged), because the higher futures price would decline as it approaches the lower spot price by expiration. This negative effect on the futures price is referred to as a negative “carry” or “roll yield” and is realized over the term of such contract. A negative roll yield will adversely affect the level of the underlier over time and therefore the amount payable on the notes. Because of the potential effects of negative roll yields, it is possible for the level of the underlier to decrease significantly over time even when the level of the reference equity index is stable or increasing.

Futures Contracts Are Not Assets with Intrinsic Value

The underlier is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target. The S&P 500® Futures Excess Return Index is linked to the E-mini S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange. Trading in futures contracts transfers the risk of future price movements from one market participant to another. This means that for every gain, there is an equal and offsetting loss. Futures contracts themselves are not assets with intrinsic value, and simply reflect, in the case of cash-settled contracts, certain rights to payment or obligations to make payments to the other party to the contract. Accordingly, market participants taking the opposite side of the E-mini S&P 500 futures contract trades may believe that the level of the S&P 500® Index will move against the interests of the S&P 500® Futures Excess Return Index.

Owning the Notes Is Not the Same as Directly Owning the Securities or Futures Contract Directly or Indirectly Tracked by the S&P 500® Futures Excess Return Index

Your return on the notes will not reflect the return you would have realized on a direct investment in the E-mini S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange or any of the underlier stocks comprising the S&P 500® Index. For example, as an investor in the notes, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any underlier stocks comprising the S&P 500® Index. The calculation agent for the notes will calculate the amount payable to you at maturity by reference to the level of the underlier on the determination date, and will not include the amount of any of those dividend payments or other distributions. Therefore, the return on your investment will not be the same as the return based on the purchase of any stocks or futures contracts that are tracked directly or indirectly by the S&P 500® Futures Excess Return Index.

Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Notes

Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets typically have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a specified period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the S&P 500® Futures Excess Return Index and, therefore, could adversely affect the level of the underlier and the payments on the notes.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The S&P 500® Futures Volatility Plus Daily Risk Control Index is designed to provide leveraged exposure to the S&P 500® Futures Excess Return Index based on a dynamic volatility target. The amount of leverage can change on each index calculation day, and a leverage factor is calculated in order to determine the applicable amount of leveraged exposure, with a minimum exposure of 100% (meaning that there is no leveraged exposure to the S&P 500® Futures Excess Return Index) and a maximum exposure of 200%. The leverage factor is calculated by dividing (i) the applicable realized volatility of the S&P 500® Futures Excess Return Index plus 10% by (ii) the applicable realized volatility of the S&P 500® Futures Excess Return Index. The sum of the applicable realized volatility of the S&P 500® Futures Excess Return Index plus 10% is referred to as the dynamic volatility target. While the S&P 500® Futures Volatility Plus Daily Risk Control Index is designed to achieve a dynamic volatility target, there can be no assurance that the S&P 500® Futures Volatility Plus Daily Risk Control Index will achieve this goal. The S&P 500® Futures Excess Return Index measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract trading on the Chicago Mercantile Exchange. The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Futures Volatility Plus Daily Risk Control Index” on page S-123 of the accompanying underlier supplement no. 41. Also, see the accompanying October 2024 S&P 500® Futures Volatility Plus Daily Risk Control Index supplement.

The S&P 500® Futures Volatility Plus Daily Risk Control Index, the S&P 500® Futures Excess Return Index, the S&P 500® Futures Index and the S&P 500® Index are products of S&P Dow Jones Indices LLC, and have been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the amount payable on your notes, may bear little relation to the historical levels shown below.

The graph below shows the daily closing levels of the underlier from January 1, 2019 through November 22, 2024 (using hypothetical performance data and historical closing levels). As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. Since the underlier was launched on April 25, 2022 and has a limited operating history, the graph includes hypothetical performance data for the underlier prior to its launch on April 25, 2022. The hypothetical performance data prior to April 25, 2022 was obtained from the underlier sponsor’s website, without independent verification. The historical closing levels from April 25, 2022 to November 22, 2024 were obtained from Bloomberg Financial Services, without independent verification. (In the graph, the hypothetical historical closing levels can be found to the left of the vertical solid line marker and the historical closing levels can be found to the right of the vertical solid line marker.) You should not take the hypothetical performance data or historical levels of the underlier as an indication of the future performance of the underlier.

Historical Performance of the S&P 500® Futures Volatility Plus Daily Risk Control Index

Comparative Performance of the S&P 500® Futures Volatility Plus Daily Risk Control Index and the S&P 500® Futures Excess Return Index

The graph below shows the performance, from January 1, 2019 through November 1, 2024, of the underlier (in blue) and the S&P 500® Futures Excess Return Index (in black).

For comparative purposes, each of the underlier and the S&P 500® Futures Excess Return Index have been adjusted to have a closing level of 100.00 on January 1, 2019 by dividing the applicable closing level on each day by that index’s closing level on January 1, 2019 and multiplying the quotient by 100.00.

Since the underlier was launched on April 25, 2022 and has a limited operating history, the graph includes hypothetical performance data for the underlier prior to its launch of April 25, 2022. The hypothetical performance data for the underlier prior to April 25, 2022 used to create this graph was obtained from the underlier sponsor’s website, without independent verification. The daily historical closing levels of the underlier from April 25, 2022 to November 22, 2024 used to create this graph were obtained from Bloomberg Financial Services, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) The daily historical closing levels of the S&P 500® Futures Excess Return Index from January 1, 2019 through November 22, 2024 used to create this graph were obtained from Bloomberg Financial Services, without independent verification. You should not take this graph, the hypothetical performance data of the underlier or the historical closing levels of the indices used to create this graph as an indication of the future performance of any index, including the underlier, or the correlation (if any) between the level of the underlier and the level of the S&P 500® Futures Excess Return Index.

As described above, the leverage factor causes the underlier to be more volatile than the S&P 500® Futures Excess Return Index and therefore causes the underlier to underperform the S&P 500® Futures Excess Return Index when the S&P 500® Futures Excess Return Index declines. This underperformance will be especially dramatic when the S&P 500® Futures Excess Return Index experiences a rapid and significant decline between the measurement of realized volatility of the S&P 500® Futures Excess Return Index on the second preceding index calculation day (“T - 2”) and the calculation of the leverage factor on an index calculation day (“T”).

Comparative Performance of the S&P 500® Futures Volatility Plus Daily Risk Control Index and the S&P 500® Futures Excess Return Index

Supplemental discussion of U.S. federal income tax consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a note as a hedge or that is hedged against interest rate risks;
•
a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underlier. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a non-United States holder receives upon the sale, exchange, redemption or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the reference equity index during the term of the notes. We could also require a non-United States holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the non-United States holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 4% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on November 27, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying October 2024 S&P 500® Futures Volatility Plus Daily Risk Control Index supplement, the accompanying underlier supplement no. 41, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying October 2024 S&P 500® Futures Volatility Plus Daily Risk Control Index supplement, the accompanying underlier supplement no. 41, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying October 2024 S&P 500® Futures Volatility Plus Daily Risk Control Index supplement, the accompanying underlier supplement no. 41, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents

$1,075,000

GS Finance Corp.

Autocallable S&P 500® Futures Volatility Plus Daily Risk Control Index-Linked Notes due 2029

guaranteed by

The Goldman Sachs

Group, Inc.

_______________

_______________

Goldman Sachs & Co. LLC